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                                                                       EXHIBIT 8


       [TRENAM, KEMKER, SCHARF, BARKIN, FRYE, O'NEILL & MULLIS LETTERHEAD]





                                                               December 31, 1998


Lamalie Associates, Inc.
Northdale Plaza, Suite 220E
3903 Northdale Blvd.
Tampa, FL   33624-1824

         Re: Lamalie Associates Holding Company Reorganization Our File No. 98-3653
                  -------------------------------------------------
Gentlemen:

         You have requested our opinion with respect to certain federal income tax consequences of an internal reorganization of Lamalie Associates, Inc. ("LAI") involving, among other things the implementation of a new holding company structure for the Lamalie group of companies (the "Holding Company Reorganization"). Our opinion is based upon (i) the Agreement and Plan of Merger (the "Merger Agreement") dated December 31, 1998, among Lamalie, LAI Worldwide, Inc. ("Holdingco") and LAI MergerSub, Inc. ("MergerSub"), (ii) the financial statements and other information you furnished to us with respect to LAI and its subsidiaries, (iii) the facts, representations, law and analysis hereinafter set forth, and (iv) the written representations of officers of LAI, a copy of which are attached hereto, and (v) current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations thereunder, current administrative rulings of the Internal Revenue Service and court decisions. We caution that statutes, regulations, judicial decisions and administrative rulings and interpretations are subject to change at any time, and, in some circumstances, with retroactive effect. A change in the authorities upon which our opinion is based could affect our conclusions.

         Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

         As set forth in detail below, in our opinion, the Holding Company Reorganization will constitute a tax-free Merger under section 368(a) of the Code. As a result, no gain or loss will be recognized for United States federal income tax purposes by LAI or the stockholders of LAI by reason of the Holding Company Reorganization.




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DECEMBER 31, 1998
PAGE 2


                                      FACTS

THE PARTIES

         LAI. LAI is a Florida corporation with its principal office at Northdale Plaza, Suite 220E, 3903 Northdale Blvd., Tampa, FL 33624-1824.

         LAI maintains its books and records on an accrual basis of accounting and its taxable year ends on the last day of February each year. LAI and its wholly owned subsidiary, LAI Ward Howell, Inc., file consolidated federal income tax returns. LAI's common stock is widely-held and traded on the Nasdaq National Market System.

         LAI's authorized capital stock consists of (i) 35,000,000 shares of common stock, par value $.01 per share, of which 8,011,557 are shares were issued and outstanding, as of December 30, 1998, and (ii) 3,000,000 shares of preferred stock, par value $.01 per share, of which none is issued and outstanding, a series of 500,000 shares of which have been designated Series A Junior Participating Preferred Stock.

         Holdingco. Holdingco is a wholly-owned subsidiary of LAI, incorporated in Florida on December 18, 1998 for the purpose of acting as a holding company for the LAI group of companies. Prior to the Holding Company Reorganization, Holdingco will have no significant assets or liabilities. The authorized capital stock of Holdingco consists of (i) 35,000,000 shares of common stock, par value $.01 per share, of which 100 shares are issued and outstanding, all of which are directly owned by LAI, and (ii) 3,000,000 shares of preferred stock, par value $.01 per share, of which none is issued and outstanding, a series of 500,000 shares of which have been designated Series A Junior Participating Preferred Stock.

         MergerSub. MergerSub is a wholly-owned subsidiary of Holdingco, incorporated in Florida on December 18, 1998 for the sole purpose of merging with LAI in accordance with the Merger Agreement. Prior to the Holding Company Reorganization, MergerSub will have no significant assets or liabilities and has engaged in no business activities other than matters incident to its organization and matters incident to the Merger Agreement. The issued and outstanding capital stock of MergerSub consists of 10,000 shares of common stock, par value $0.01 per share, all of which are directly owned by Holdingco.


THE HOLDING COMPANY REORGANIZATION

         LAI conducts its executive search business both directly through the LAI corporation and through its wholly owned subsidiary, LAI Ward Howell, Inc., a Connecticut corporation. Thus, LAI functions both as an operating company and as a holding company. For the business reasons set forth below, management of LAI has determined that it would be advisable and in the best interests of LAI


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DECEMBER 31, 1998
PAGE 3


and its subsidiaries to implement a new holding company structure. The holding company structure will be accomplished as follows:

          1. MergerSub will merge with and into LAI pursuant to the provisions of the Florida Business Corporation Act (the "FBCA") hereinafter described (the "LAI Merger") pursuant to which LAI would be the surviving corporation, and

          2. pursuant to the LAI Merger, each share of common stock of LAI, $.01 par value, issued and outstanding immediately prior to the Effective Time of the LAI Merger, together with the preferred stock purchase right associated therewith under and pursuant to, and as further described in, that certain Stockholder Rights Agreement dated November 6, 1998 between LAI and ChaseMellon Shareholder Services, L.L.C. as Rights Agent (collectively, the "LAI Common Stock") will be converted into one share of common stock of Holdingco, par value $.01 per share, together with one preferred stock purchase right associated therewith under and pursuant to, and as further described in, that certain Stockholder Rights Agreement dated December 30, 1998 between Holdingco and ChaseMellon Shareholder Services, L.L.C. as Rights Agent (collectively, the "Holdingco Common Stock").

         As a result of the LAI Merger, (i) each shareholder of LAI immediately prior to the Effective Time of the LAI Merger will own, immediately after the Effective Time of the LAI Merger, a number of shares of Holdingco Common Stock exactly equal to the number of shares of LAI Common Stock held immediately prior to the LAI Merger, and (ii) Holdingco will own all of the issued and outstanding stock of LAI.

         The LAI Merger will be accomplished pursuant to Section 607.11045 of the FBCA which permits a Florida corporation to reorganize as a holding company without stockholder approval. Section 607.11045 eliminates the requirement for a stockholder vote on such a merger through several provisions designed to ensure that the rights of stockholders are not changed by or as a result of the merger. Appraisal rights are not available to dissenting stockholders in a merger that qualifies under Section 607.11045.

         Thus, in the LAI Merger (i) shareholder approval will not be sought nor is it required under Section 607.11045 of the FBCA; (ii) LAI and MergerSub are both Florida corporations and will be the only constituent corporations to the LAI Merger, (iii) under Section 607.1301 of the FBCA, holders of LAI Common Stock will not be entitled to dissenters' appraisal rights; (iv) the LAI Common Stock will be automatically converted into Holdingco Common Stock evidencing the same proportional interests in Holdingco; (v) the businesses conducted by LAI and its affiliates will not change as a result of the LAI Merger; (vi) the board of directors of Holdingco, after the effective time, will be identical to the board of directors of LAI that existed immediately prior to the LAI Merger;
(vii) the rights, powers and preferences of the holders of Holdingco Common Stock will be identical, in all material respects, as those of holders of LAI Common Stock immediately prior to the LAI Merger; (viii) Holdingco will be a newly-formed corporation and, immediately prior to the LAI


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DECEMBER 31, 1998
PAGE 4


Merger, will have no significant assets or liabilities; (ix) immediately following consummation of the LAI Merger, the provisions of the articles of incorporation and the provisions of the by-laws of Holdingco will be identical, in all material respects, as the articles of incorporation and by-laws of LAI,
(x) immediately following consummation of the LAI Merger, on a consolidated basis, Holdingco will have substantially the same assets and liabilities as LAI had prior to consummation of the LAI Merger; (xi) immediately following consummation of the LAI Merger, LAI will be a wholly owned subsidiary of Holdingco, and (xii) the Holdingco Common Stock will be issued solely as part of a merger of LAI effectuated to facilitate the implementation of a holding company structure which is considered to be more appropriate under the circumstances.


RELATED TRANSACTIONS

         Following the consummation of the Holding Company Reorganization, LAI may distribute cash to Holdingco. Following such distribution, Holdingco may make a loan of an equivalent amount of cash to LAI.


BUSINESS PURPOSE FOR THE HOLDING COMPANY REORGANIZATION

         We are advised that management of LAI believes that the full implementation of a course of action that includes the Holding Company Reorganization will provide numerous benefits to LAI and its subsidiaries, taken as a whole, and that a number of valid business reasons for taking such actions exist, among which are:

         1. Creation of an organizational framework whereby the business of LAI can more easily be divided up geographically on structural parity (rather than utilizing different level subsidiaries) and lines of responsibility and authority can be clarified.

         2. Creation of an organizational framework which tends to be more conducive to future expansion and allows for flexibility in effectuating future acquisitions and dispositions of operating units/assets.

         3. Clarification of the role of the ultimate parent company as the provider of consolidated worldwide management, financing, investor relations and certain other staff services to the organization as a whole.

         4. Creation of future opportunities for centralization of international functions such as treasury management, administration services and marketing.

         5. Creation of an organizational framework that helps to facilitate the tracking of the profitability of various business units.



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DECEMBER 31, 1998
PAGE 5


         6. Elimination of the need for the public board of directors to take numerous actions of the nature required for the operations of LAI, including its foreign branches, the effect of which will allow the board of directors of the ultimate parent to concentrate on high level policy and other management issues while at the same time facilitating the day to day operations of LAI through actions of a subsidiary boards of directors.

         7. Providing through Holdingco structural flexibility in planning for, and structuring or restructuring of, the overall LAI group of companies to meet business needs in present and future years.

         8. Providing expected improvement in financing alternatives by facilitating planning of financings best suited to the varying needs and circumstances of LAI and its subsidiaries.

         9. Reduction of state franchise and income taxes on an ongoing basis, estimated to result in as much as $600,000 annual savings and provisions of structure more conducive to opportunities for minimizing worldwide tax liability.

         10. Reducing exposure of the stock of the subsidiaries to liabilities of LAI.

         11.      Reducing exposure of LAI to liabilities of the subsidiaries.


                                 REPRESENTATIONS

         In connection with rendering this opinion, we have relied on the following representations of LAI (each of which shall also be true as of the date of the Holding Company Reorganization):

         1. Immediately prior to the Holding Company Reorganization, no indebtedness will exist between any of the subsidiaries and LAI except for intercompany accounts which arise in the ordinary course of business, with no such intercorporate indebtedness having been issued, acquired, or to be settled at a discount.

         2. The Holding Company Reorganization is motivated and carried out to accomplish real and substantial non-Federal tax purposes germane to the business of LAI and its subsidiaries.

         3. There is no plan or intention to liquidate either LAI or any of its subsidiaries, except for possible liquidations into another wholly owned member of the resulting consolidated group, or to sell or otherwise dispose of the assets of either LAI or any of its subsidiaries, except in the ordinary course of business and except among wholly owned members of the resulting consolidated group.



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DECEMBER 31, 1998
PAGE 6


         4. Payments made in connection with all continuing transactions between LAI and any of its subsidiaries will be for fair market value based on terms and conditions that would be arrived at by the parties if bargaining at arm's length.

         5. To the best of the knowledge of the management of LAI, there is no plan or intention on the part of any of the shareholders of LAI to sell, exchange or otherwise dispose of a number of shares of Holdingco Common Stock, prior to the Effective Time, to be received in the LAI Merger that would reduce the LAI shareholders' ownership of Holdingco Common Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all LAI Common Stock outstanding immediately prior to the Effective Time.

         6. LAI has no plan or intention to issue additional shares of its stock that would result in Holdingco's owning less than 80 percent of the outstanding stock of LAI.

         In addition to the facts and representations set forth above, our opinion is conditioned upon our understanding that the transactions will be carried out as described herein and that there are no other agreements, arrangements, or understandings between any of LAI, MergerSub, LAI's subsidiaries, or Holdingco other than those described or referenced herein.


                                LAW AND ANALYSIS

THE HOLDING COMPANY REORGANIZATION UNDER SECTION 368(a)(1)(A)

A.       Statutory Requirements

         Section 368(a)(1)(A) of the Code provides that the term
"reorganization" means a statutory merger or consolidation.

         Section 368(a)(2)(E) of the Code provides that a transaction which otherwise qualifies under Section 368(a)(1)(A) shall not be disqualified by reason of the fact that stock of a corporation which before the merger was in control of the acquired corporation is used in the transaction so long as (1) after the transaction, the surviving corporation in the merger holds substantially all of its own properties and substantially all of the properties of the acquired corporation (other than the stock of the controlling corporation which is distributed pursuant to the merger) and (2) in the transaction, the former shareholders of the surviving corporation exchanged, for an amount of voting stock in the controlling corporation, an amount of stock in the surviving corporation which constitutes control of such surviving corporation.

         Section 368(b) of the Code provides that the term "a party to a reorganization" includes both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another, and that in the case of a reorganization in which the acquisition


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DECEMBER 31, 1998
PAGE 7


consideration is the stock of a corporation which controls the acquiring corporation such as one qualifying under Section 368(a)(2)(E), also includes the controlling corporation. For purposes of Section 368(a)(2)(E) of the Code, the term "control" is defined in Section 368(c) as ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. Pursuant to the terms of the Merger Agreement, prior to the merger of MergerSub with and into LAI, Holdingco will own all of the issued and outstanding stock of MergerSub. Consequently, Holdingco will be in control of LAI and, therefore, will be the "controlling corporation" within the meaning of Section 368(a)(2)(E).

         Treas. Reg. Section 1.368-2(j)(3)(iii) of the Income Tax Regulations ("Regulations" or "Treas. Reg.") provides that for purposes of Section 368(a)(2)(E)(i) of the Code, the term "substantially all" has the same meaning as under Section 368(a)(1)(C). Rev. Proc. 77-37, 1977-2 C.B. 568, provides that, for advance ruling purposes, the "substantially all" requirement of Section 368(a)(2)(E)(i) is satisfied if there is a retention of assets representing at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the surviving corporation immediately prior to the transfer. These same percentages of assets of the merged corporation must also be transferred to and retained by the surviving corporation. Management of LAI has represented that, after the LAI Merger, LAI will hold assets representing at least 90 percent of the fair market value of the net assets and at least 70 percent of the gross assets of both LAI and MergerSub. Based on this representation, it can be concluded that the "substantially all" requirement will be met.

         Finally, as discussed above, "control" for purposes of Section 368(a)(2)(E) is defined in Section 368(c) as ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. The terms of the Merger Agreement provide that, the existing shareholders of LAI will exchange LAI stock possessing more than 80% of the voting power of all classes of LAI voting stock (which constitutes all of LAI's outstanding stock) solely for voting stock of Holdingco. Accordingly, the amount of LAI stock that is converted into Holdingco stock upon the merger of MergerSub with and into LAI will constitute control of LAI immediately before the LAI Merger within the meaning of Section 368(a)(2)(E)(ii).

         The IRS has published a ruling which analyzes the applicability of
Section 368(a)(2)(E) of the Code to a situation similar to the Merger. In Rev. Rul. 77-428, 1977-2 C.B. 117, corporation P formed a subsidiary corporation, S1, which in turn formed subsidiary corporation S2. Pursuant to a plan of merger, S2 merged with and into P, with P being the surviving corporation. On the date of the merger all outstanding shares of P stock not held by S1 were exchanged for shares of S1 stock. Thus, P became a wholly owned subsidiary of S1 and the former P shareholders became the shareholders of S1. The IRS held that the above described merger qualified as a tax-free reorganization under Section 368(a)(2)(E), even though the two subsidiaries were newly organized corporations and a related corporation was acquired in the transaction. As noted, this is similar to


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DECEMBER 31, 1998
PAGE 8


the plan contemplated by the parties to the LAI Merger, with LAI being the party comparable to P, Holdingco being the party comparable to S1, and MergerSub being the party comparable to S2.

B.       Nonstatutory Requirements

         Treas. Reg. Sections 1.368-1(b) and 1.368-2(g) provide that the following additional requirements must be met for a transaction to qualify as a reorganization within the meaning of Section 368:

         1.   "Continuity of interest" must be present;

         2.   "Continuity of business enterprise" (as described in Treas. Reg.
              Section 1.368-1(d) must exist; and

         3. The transaction must be undertaken for reasons pertaining to the continuance of the business of a corporation which is a party to the transaction.

         Continuity of Interest. As a result of regulations adopted earlier this year by the Internal Revenue Service, the historic rules relating to satisfying the continuity of interest requirement were substantially liberalized. In general, these regulations provide that continuity of interest is satisfied if a substantial part of the value of the proprietary interests in the acquired corporation is preserved in the reorganization. Treas. Reg. Section 1.368-1(e). Rev. Proc. 77-37, 1977-2 C.B. 568, provides that the "continuity of interest" requirement of Section 1.368-1(b) of the Regulations is satisfied in a transaction described in Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E) if there is continuing interest through stock ownership in the controlling corporation on the part of the former shareholders of the surviving corporation which is equal in value, as of the effective date of the reorganization, to at least 50 percent of the value of all of the formerly outstanding stock of the surviving corporation as of that date. Sales, redemptions, and other dispositions of stock occurring prior to the exchange which are part of the plan of reorganization, will be considered in determining whether there is a 50 percent continuing interest through stock ownership as of the effective date of the reorganization. Prior to the revised regulations, there was a further requirement that there not be an intent on behalf of the holders of the stock of the acquired corporation to dispose of the stock received from the acquiring corporation. The revised regulations have eliminated that requirement, at least as to third parties, and permit holders of acquired company stock to sell the stock received from the acquiring company, other than for sales to the acquiring company. Management of LAI has represented that the 50 percent continuity of interest test of Rev. Proc. 77-37 will be met in the LAI Merger. Based on this representation, it can be concluded that the LAI Merger will satisfy the continuity of interest requirement.

         Continuity of Business Enterprise. The regulations concerning "continuity of business enterprise" were also modified earlier this year. Treas. Reg. Section 1.368-1(d) provides that continuity of business enterprise requires that the acquiring corporation either (i) continue the historic business of the acquired corporation or (ii) use a significant portion of the acquired corporation's


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DECEMBER 31, 1998
PAGE 9


historic business assets in a business, and that the continuity of business enterprise requirement is satisfied if the acquiring corporation continues the acquired corporation's historic business. Management of LAI has represented that LAI will continue to be engaged in the same business following the LAI Merger. Based on this representation, it can be concluded that the LAI Merger will satisfy the continuity of business enterprise requirement.

         Business Purpose. Treas. Reg. Section 1.368-2(g) provides that a reorganization must be undertaken for reasons germane to the continuance of the business of a corporation, a party to the reorganization. Management of LAI has represented that the LAI Merger will substantially benefit the business of LAI in various ways (see above). Based upon such representations, it can be concluded that the LAI Merger will satisfy the business purpose requirements of Treas. Reg. Section 1.368-2(g) of the Regulations.

C.       Additional Statutory and Regulatory Provisions

         Section 354(a)(1) of the Code provides that no gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization.

         Section 358(a)(1) of the Code provides that in the case of an exchange to which section 354 applies, the basis of the property permitted to be received under such section without the recognition of gain or loss shall be the same as that of the property exchanged.

         Section 1223(1) of the Code provides in part that in determining the period for which the taxpayer has held property received in an exchange, there shall be included the period for which he held the property exchanged if the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis in whole or in part in his hands as the property exchanged and the property exchanged at the time of such exchange was a capital asset as defined in section 1221 of the Code.

         Section 1032(a) of the Code generally provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock (including treasury stock) of such corporation. Also,
Section 361(a) of the Code provides that no gain or loss shall be recognized to a corporation if such corporation is a party to a reorganization and exchanges property, in pursuance of the plan of reorganization, solely for stock or securities in another corporation a party to the reorganization.

         Section 362 of the Code provides that the acquiring corporation's basis of property acquired in a reorganization equals the basis of such property in the hand of the transferor immediately prior to the reorganization. Treas. Reg.
Section 1.1502-31, however, provides that where a corporation acquires stock of a "common parent" in a reorganization that constitutes a "group structure change," the acquiring corporation's basis in the stock of the acquired corporation is determined by reference


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DECEMBER 31, 1998
PAGE 10


to the "net asset basis" of the common parent rather than under section 362. A "group structure change" is defined in Treas. Reg. Section 1.1502-33(f)(1) to include a transaction such as the LAI Merger where a new corporation succeeds another corporation as the common parent of a consolidated group.


                                   CONCLUSIONS

         Based upon the facts, representations, law and analysis set forth above, and conditioned upon our understanding that the transactions contemplated by the Merger Agreement will be carried out strictly in accordance with the terms of the Merger Agreement, in our opinion:

         1. The LAI Merger will constitute a reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(E) of the Code(*) so long as the continuity of interest, continuity of business enterprise, and business purpose requirements are satisfied, and LAI, MergerSub, and Holdingco will each be a party to the reorganization within the meaning of section 368(b) of the Code.

         2. No gain or loss will be recognized by LAI, MergerSub or Holdingco for federal income tax purposes by reason of the Holding Company Reorganization (which includes the LAI Merger). Section 361(a) of the Code.

         3. No gain or loss will be recognized by the holders of LAI Common Stock upon the receipt of shares of Holdingco Common Stock pursuant to the Holding Company Reorganization (which includes the LAI Merger). Section 354(a)(1) of the Code.

         4. No gain or loss will be recognized by Holdingco, as the holder of the stock of MergerSub. upon the receipt of shares of LAI Common Stock pursuant to the Holding Company Reorganization (which includes the LAI Merger). Section 354(a)(1) of the Code.

         5. The tax basis of the shares of Holdingco Common Stock treated as received by a holder of LAI Common Stock, pursuant to the LAI Merger will be the same as the tax basis of the shares of LAI Common Stock treated as exchanged therefor. Section 358(a)(1) of the Code.

         6. The holding period of the shares of Holdingco Common Stock received or treated as received by a holder of LAI Common Stock pursuant to the LAI Merger would

----------------------

         (*) In addition to satisfying the requirements of Section 368(a)(2)(E),
(i) there appear to be good arguments that the Merger will constitute a reorganization described in Section 368(a)(1)(B), and (ii) for reorganization treatment under Section 351(a).


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DECEMBER 31, 1998
PAGE 11

                  include the holding period of the shares of LAI Common Stock exchanged therefor or treated as exchanged therefor, provided the LAI Common Stock is held as a capital asset by such holder at the time of the Holding Company Reorganization (which includes the LAI Merger). Section 1223(1) of the Code.

         7. The tax basis of the LAI Common Stock in the hands of Holdingco will be determined by reference to the "net asset basis" of LAI immediately prior to the Holding Company Reorganization and the LAI Merger under the principles of Treas. Reg. Section 1.1502-31.

         We express no opinion as to the tax treatment of the transactions contemplated by the Holding Company Reorganization and the LAI Merger under the provisions of any other sections of the Code or the regulations under the Code that also may be applicable thereto that are not specifically addressed in the foregoing opinion.

         This opinion is given to you by us solely for your use and is not to be quoted or otherwise referred to or furnished to any governmental agency (other than the Service in connection with an examination of the transactions contemplated by the Holding Company Reorganization and the LAI Merger) or to other persons without our prior written consent.


                                               Very truly yours,

                                               TRENAM, KEMKER, SCHARF, BARKIN,
                                               FRYE, O'NEILL & MULLIS
                                               Professional Association


                                               By: /s/ Gary I. Teblum
                                                  -------------------
                                                  Gary I. Teblum